.

FOR IMMEDIATE RELEASE

Hexion Inc. Announces Fourth Quarter 2020 Results

Fourth Quarter 2020 Highlights

•Net sales from continuing operations of $655 million, an increase of 4% compared with $630 million in the prior year period

•Loss from continuing operations, net of taxes of $37 million

•Net loss of $35 million

•Segment EBITDA from continuing operations of $74 million compared to $53 million in the fourth quarter 2019. Both periods reflect the treatment of the pending divestiture as discontinued operations.

•As previously announced, Hexion entered into a definitive agreement to sell our Phenolic Specialty Resin, Hexamine and European-based Forest Products Resins businesses for approximately $425 million including cash consideration of $305 million

COLUMBUS, Ohio - (March 10, 2021) - Hexion Inc. (“Hexion” or the “Company”) today announced results for the fourth quarter ended December 31, 2020.
“We were pleased to drive strong results in the fourth quarter of 2020 as Segment EBITDA from continuing operations improved by 40 percent compared to the prior year reflecting our diversified portfolio and rebounding demand in many key end markets,” said Craig Rogerson, Chairman, President and Chief Executive Officer. “It was also our highest fourth quarter Segment EBITDA from continuing operations in the last seven years reflecting our multi-year efforts to streamline our cost structure, while still strategically investing in the specialty portions of our business. In the fourth quarter of 2020, our Adhesives segment reflected continued strength in North America residential construction and gains in our global formaldehyde business. Segment EBITDA in our Coatings and Composites segment increased more than 100 percent year-over-year due to strong results in specialty epoxy from wind energy demand and Versatic Acids™ and Derivatives due to increasing demand in architectural coatings, as well as improved results in our base epoxy resins.”
Mr. Rogerson added: “Despite softer overall earnings in 2020, we generated solid cash flow from operations. In the second half of the year, we generated $92 million of free cash flow1 and positive free cash flow for full year 2020 despite the pandemic and a weaker second quarter of 2020. As we conclude the year, I’d like to acknowledge the dedication and resiliency of our global associates as they focused on safely operating our plants without interruption and serving our valued customers in the face of the global pandemic. Last September, we were also pleased to announce the sale of our Phenolic Specialty Resin, Hexamine and European-based Forest Products Resins businesses during a time when potential transactions within the industry were often paused because of the pandemic. When completed, this transaction will streamline our portfolio and specialty product mix, while improving the Company's financial flexibility and liquidity profile.”

1 Free cash flow is a non-GAAP financial measure and is a liquidity measure used by the Company. Free cash flow is defined by the Company as net cash provided by (used in) operating activities less capital expenditures on property, plant and equipment. See Schedule 7 to this release for the Company's free cash flow by quarter.

“Looking ahead, we are cautiously optimistic about the global economic conditions considering the potential ongoing impact of the pandemic. Several key end markets – housing and wind energy in particular – were strong through year-end and those trends have continued in early 2021. We expect to further strengthen our balance sheet and continue to deliver significant free cash flow in the coming year. Looking ahead, we also expect to pursue potential bolt-on and/or more transformational transactions. With solid momentum heading into 2021, we remain focused on driving year-over-year earnings growth and generating stakeholder value through opportunistic share repurchases and debt reduction.”
Hexion Announces Strategic Divestiture
On September 27, 2020, the Company entered into a Purchase Agreement for the sale of its Phenolic Specialty Resin (PSR), Hexamine and European-based Forest Products Resins businesses (together with PSR, the “Held for Sale Business” or the “Business”) for approximately $425 million to Black Diamond and Investindustrial. The consideration consists of $335 in cash and certain assumed liabilities with the remainder in future proceeds based on the performance of the Held for Sale business. The final purchase price is subject to customary post-closing adjustments.
Hexion expects to use the net proceeds to invest in its business and reduce its borrowings under its Senior Secured Term Loan, in accordance with its credit agreement. The transaction is intended to close in the first quarter of 2021, subject to regulatory approvals and other customary closing conditions, including Works Council consultation.
Fresh Start Accounting
Upon emerging from Chapter 11 on July 1, 2019 ("Effective Date") and qualifying for the application of fresh-start accounting, Hexion's assets and liabilities were recorded at their estimated fair values which, in some cases, were significantly different than amounts included in the Company's financial statements prior to the Effective Date. Accordingly, Hexion's financial condition and results of operations on and after the Effective Date are not directly comparable to our financial condition and results of operations prior to the Effective Date. References to “Successor” or “Successor Company” relate to the financial position and results of operations of the reorganized Company subsequent to the Effective Date. References to “Predecessor” or “Predecessor Company” refer to the financial position and results of operations of the Company on or before the Effective Date.

Fourth Quarter 2020 Results
In January 2020, Hexion updated its reportable segments to align around two growth platforms: Adhesives; and Coatings and Composites. The Adhesives Segment is organized around Construction Adhesives, Industrial Adhesives, and Intermediates and Derivatives, while the Coatings and Composites Segment is organized around Composites, Performance Coatings, and Base Chemicals. Corporate and Other continues to be a reportable segment.
As of December 31, 2020, the Company reclassified the assets and liabilities of our Held for Sale Business as held for sale on the unaudited Condensed Consolidated Balance Sheets and reported the results of its operations for the three months and year ended December 31, 2020 as “(Loss) income from discontinued operations, net of taxes” on the unaudited Condensed Consolidated Statements of Operations. Amounts for prior periods have similarly been retrospectively reclassified for all periods presented. See Schedules 9 and 10 for additional financial information for our Held for Sale Business.
Total net sales for the quarter ended December 31, 2020 were $655 million, an increase of 4% compared with $630 million in the prior year period. Volumes positively impacted net sales by $63 million due to volume increases in Hexion's global formaldehyde, specialty epoxy and base epoxy resins, and Versatic Acids™ and Derivatives businesses. Pricing negatively impacted sales by $31 million due primarily to raw material price decreases contractually passed through to customers across many businesses. Foreign currency translation negatively impacted net sales by $7 million due to the weakening of various foreign currencies against the U.S. dollar in the fourth quarter of 2020 compared to the fourth quarter of 2019.
Net loss for the Successor three months ended December 31, 2020 was $35 million compared to a net loss of $46 million in the Successor period through December 31, 2019. Total Segment EBITDA from continuing operations for the quarter ended December 31, 2020 was $74 million, an increase of $21 million compared with the prior year period, or 40 percent, primarily reflecting improved results in our adhesives and coatings and composites businesses.

Fiscal Year 2020 Results

Total net sales for the year ended December 31, 2020 were $2.5 billion, a decrease of 10% compared with $2.8 billion in the prior year period. Pricing negatively impacted sales by $182 million due primarily to raw material decreases contractually passed through to customers across many of our businesses, as well as unfavorable product mix and continued competitive market conditions in our base epoxy resins and specialty epoxy resins businesses. Volume decreases negatively impacted net sales by $70 million, which was primarily due to volume decreases in our North American and Latin America forest products resins businesses and our North American formaldehyde business driven by COVID-19’s negative impact on global demand. These decreases were partially offset by volume increases in our specialty epoxy business driven by strong global demand in wind energy. Foreign currency translation negatively impacted net sales by $42 million.

Net loss for the year ended December 31, 2020 was $230 million compared to a net income of $2,805 million for the year ended December 31, 2019. Total Segment EBITDA from continuing operations for the year ended December 31, 2020 was $294 million, a decrease of 14 percent compared with $340 million in 2019, driven primarily by the impact of the global pandemic, weaker margins in the Company’s base epoxy resins business, and temporary manufacturing outages at our Pernis site which negatively impacted our 2020 Segment EBITDA by approximately $15 million. These Segment EBITDA decreases were partially offset by improved earnings in the specialty epoxy and Versatic™ Acids and Derivatives business, as well as continued cost reduction and productivity initiatives. Fiscal Year 2020 was also negatively impacted by the absence of $18 million of Segment EBITDA in the prior year related to deferred revenue that was accelerated on July 1, 2019 as part of Fresh Start Accounting.

Segment Results
Following are net sales and Segment EBITDA by reportable segment for the Successor three and twelve months ended December 31, 2020 and Successor three and twelve months ended December 31, 2019.

	Successor			Non-GAAP Combined
	Three Months Ended December 31, 2020	Three Months Ended December 31, 2019	Twelve Months Ended December 31, 2020	Twelve Months Ended December 31, 2019
Net Sales (1):
Adhesives	$314	$332	$1,188	$1,454
Coatings and Composites	341	298	1,322	1,350
Total	$655	$630	$2,510	$2,804

Segment EBITDA:
Adhesives	$58	$57	$214	$251
Coatings and Composites	36	16	151	156
Corporate and Other	(20)	(20)	(71)	(67)
Total	$74	$53	$294	$340
(1)     Intersegment sales are not significant and, as such, are eliminated within the selling segment.

Hexion Announces Site Expansion Plans
As part of its broader investment plan to drive innovation and growth in its specialty product lines, Hexion announced that it intends to expand its Portland, Oregon, manufacturing site. The Company is beginning the permitting stages of a second automated manufacturing line in Portland to support its recently-launched ArmorBuilt fire resistant wrap, a new product which greatly improves fire protection when applied to a substrate, such as wood utility poles. The first automated production line will come online at the end of the first quarter of 2021 and the second automated line is expected to start up around year-end 2021.

ArmorBuilt wrap is a proprietary wrap from Hexion that can be applied to either new or existing wood utility poles. Hexion has been providing high-performing adhesives for decades and has leveraged its expertise to develop a fire-retardant coating for more sustainable wooden utility poles that greatly improves their fire resistance. ArmorBuilt wrap has passed an industry approved wildfire simulation burn test for fire resistance.
Efficiency and Cost Savings Initiatives
In the fourth quarter of 2020, Hexion continued to implement the creation of a business services group with Capgemini to provide certain administrative functions to further improve the Company's organizational efficiency and reduce its costs in future years. In fiscal year 2020, the Company also achieved $23 million of cost savings related to all its cost savings initiatives. At December 31, 2020, Hexion had approximately $6 million of total in-process savings that it expects to realize over the next 12 months.
Liquidity and Capital Resources
As of December 31, 2020, total debt was approximately $1.8 billion and consisted primarily of the Company’s approximately $1.2 billion Senior Secured Term Loans due 2026 and $450 million Senior Notes due 2027. At December 31, 2020, the Company had $561 million in liquidity, including $200 million of unrestricted cash and cash equivalents. In addition, Hexion has no upcoming maturities on its term loan or notes until 2026. Hexion expects to have adequate liquidity to fund its ongoing operations for the next twelve months from cash on its balance sheet, cash flows provided by operating activities and amounts available for borrowings under its credit facilities.

Earnings Call
Hexion will host a teleconference to discuss fourth Quarter 2020 results on Wednesday, March 10, 2021 at 9:00 a.m. Eastern Time. Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:
U.S. Participants: (844) 492-6045
International Participants: (574) 990-2716
Participant Passcode: 3359947
Live internet access to the call and presentation materials will be available through the Investor Relations section of the Company’s website: www.hexion.com. A replay of the call will be available for one week following the call and can be access by dialing (855) 859-2056 (U.S.) and (404) 537-3406 (International). The passcode is 3359947.

Non-U.S. GAAP Measures
Segment EBITDA
Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and non-recurring expenses. Segment EBITDA is an important measure used by the Company's senior management and board of directors to evaluate operating results and allocate capital resources among segments. Corporate and Other primarily represents certain corporate, general and administrative expenses that are not allocated to the other segments. Segment EBITDA should not be considered a substitute for net (loss) income or other results reported in accordance with U.S. GAAP. Segment EBITDA may not be comparable to similarly titled measures reported by other companies. See Schedules 4 and 5 to this release for reconciliation of net (loss) income to Segment EBITDA.
Pro Forma EBITDA
Pro Forma EBITDA is defined as EBITDA adjusted for certain non-cash and certain non-recurring items and other adjustments calculated on a pro forma basis, including the expected future cost savings from business optimization programs or other programs and the expected future impact of acquisitions, in each case as determined under the governing debt instrument. The Company believes that including the supplemental adjustments that are made to calculate Pro Forma EBITDA provides additional information to investors about the Company’s ability to comply with its financial covenants and to obtain additional debt in the future. Pro Forma EBITDA and Fixed Charges are not defined terms under U.S. GAAP. Pro Forma EBITDA is not a measure of financial condition, liquidity or profitability, and should not be considered as an alternative to net income determined in accordance with U.S. GAAP or operating cash flows determined in accordance with U.S. GAAP. Additionally, Pro Forma EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not take into account certain items such as interest and principal payments on our indebtedness, depreciation and amortization expense (because the Company uses capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of our operations, it is a necessary element of our costs and ability to operate), non-recurring expenses and capital expenditures. Fixed Charges under the Indenture governing the Senior Notes due 2027 should not be considered an alternative to interest expense. See Schedule 6 to this release for reconciliation of net income to Pro Forma EBITDA and the calculation of the Fixed Charges Ratio.
Free cash flow
Free cash flow is a liquidity measure used by the Company and is defined by the Company as net cash provided by (used in) operations, less capital expenditures on property, plant and equipment. We believe that free cash flow provides useful information to management, investors, analysts and other parties in evaluating the Company's liquidity and credit quality assessment because it provides an indication of the long-term cash generating ability of our business. See Schedule 7 to this release for the Company's free cash flow by quarter.
Net debt
Net debt is defined by the Company as total debt less cash and cash equivalents. We believe that net debt provides useful information to management, investors, analysts and other parties in evaluating changes to the Company's capital structure and credit quality assessment. See Schedule 8 to this release for the Company's net debt by quarter.

Forward Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “might,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a weakening of global economic and financial conditions, interruptions in the supply of or increased cost of raw materials, the loss of, or difficulties with the further realization of, cost savings in connection with our strategic initiatives, the impact of our indebtedness, our failure to comply with financial covenants under our credit facilities or other debt, pricing actions by our competitors that could affect our operating margins, changes in governmental regulations and related compliance and litigation costs, uncertainties related to COVID-19 and the impact of our responses to it and the other factors listed in the Risk Factors section of our SEC filings. For a more detailed discussion of these and other risk factors, see the Risk Factors section of our most recent filings made with the SEC. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.
About the Company
Based in Columbus, Ohio, Hexion Inc. is a global leader in thermoset resins. Hexion Inc. serves the global adhesive, coatings, composites and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Additional information about Hexion Inc. and its products is available at www.hexion.com.

Investors and Media Contact:
John Kompa
614-225-2223
john.kompa@hexion.com

See Attached Financial Statements

HEXION INC.
SCHEDULE 1: CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Successor		Successor		Predecessor
(In millions)	Three Months Ended December 31, 2020	Three Months Ended December 31, 2019	Twelve Months Ended December 31, 2020	July 2, 2019 through December 31, 2019	January 1, 2019 through July 1, 2019

Net sales	$655	$630	$2,510	$1,323	$1,481
Cost of sales (exclusive of depreciation and amortization shown below)	529	530	2,043	1,117	1,211
Selling, general and administrative expense	67	62	231	124	128
Depreciation and amortization	48	44	191	93	43
Gain on disposition	—	5	—	—	—
Asset impairments	—	—	16	—	—
Business realignment costs	12	11	69	22	14
Other operating expense, net	9	8	24	16	17
Operating (loss) income	(10)	(30)	(64)	(49)	68
Interest expense, net	24	27	100	55	89
Other non-operating income, net	(3)	(4)	(15)	—	(11)
Reorganization items, net	—	—	—	—	(2,970)
(Loss) income from continuing operations before income tax and earnings from unconsolidated entities	(31)	(53)	(149)	(104)	2,960
Income tax expense (benefit)	6	(4)	14	(10)	201
(Loss) income from continuing operations before earnings from unconsolidated entities	(37)	(49)	(163)	(94)	2,759
Earnings from unconsolidated entities, net of taxes	—	1	2	2	1
(Loss) income from continuing operations, net of taxes	(37)	(48)	(161)	(92)	2,760
(Loss) income from discontinued operations, net of taxes	2	3	(69)	4	135
Net (loss) income	$(35)	$(45)	$(230)	$(88)	$2,895
Net income attributable to noncontrolling interest	—	(1)	—	(1)	(1)
Net (loss) income attributable to Hexion Inc.	$(35)	$(46)	$(230)	$(89)	$2,894

HEXION INC.
SCHEDULE 2: CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except share data)	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents (including restricted cash of $4)	$204	$254
Accounts receivable (net of allowance for doubtful accounts of $3)	331	316
Inventories:
Finished and in-process goods	180	211
Raw materials and supplies	85	82
Current assets held for sale	114	99
Other current assets	39	40
Total current assets	953	1,002
Investment in unconsolidated entities	10	14
Deferred tax assets	7	6
Long-term assets held for sale	342	400
Other long-term assets	85	44
Property and equipment:
Land	79	82
Buildings	122	114
Machinery and equipment	1,270	1,148
	1,471	1,344
Less accumulated depreciation	(212)	(63)
	1,259	1,281
Operating lease assets	103	110
Goodwill	164	164
Other intangible assets, net	1,079	1,125
Total assets	$4,002	$4,146
Liabilities and Equity
Current liabilities:
Accounts payable	$339	$289
Debt payable within one year	82	70
Interest payable	30	35
Income taxes payable	6	17
Accrued payroll and incentive compensation	42	43
Current liabilities associated with assets held for sale	70	69
Current portion of operating lease liabilities	19	20
Other current liabilities	111	95
Total current liabilities	699	638
Long-term liabilities:
Long-term debt	1,710	1,715
Long-term pension and post employment benefit obligations	250	223
Deferred income taxes	161	149
Operating lease liabilities	76	82
Long-term liabilities associated with assets held for sale	74	56
Other long-term liabilities	209	208
Total liabilities	3,179	3,071
Equity
Common stock—$0.01 par value; 100 shares authorized, issued and outstanding at both December 31, 2020 and 2019	—	—
Paid-in capital	1,169	1,165
Accumulated other comprehensive loss	(27)	(1)
Accumulated deficit	(319)	(89)
Total Hexion Inc. shareholder’s equity	823	1,075
Noncontrolling interest	—	—
Total equity	823	1,075
Total liabilities and equity	$4,002	$4,146

HEXION INC.
SCHEDULE 3: CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Successor		Predecessor
(In millions)	Year Ended December 31, 2020	July 2, 2019 through December 31, 2019	January 1, 2019 through July 1, 2019
Cash flows provided by (used in) operating activities
Net (loss) income	$(230)	$(88)	$2,895
Less: (Loss) income from discontinued operations, net of tax	(69)	4	135
(Loss) income from continuing operations	(161)	(92)	2,760
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	191	93	43
Non-cash asset impairments	16	—	—
Non-cash reorganization items, net	—	—	(3,156)
Non-cash impact of inventory step-up	—	27	—
Deferred tax expense (benefit)	9	(9)	140
Loss on sale of assets	9	4	3
Unrealized foreign currency gains	(3)	(1)	(7)
Non-cash stock based compensation expense	17	8	—
Unrealized losses on pension and postretirement benefit plan liabilities	4	5	—
Financing fees included in net loss	—	—	136
Other non-cash adjustments	(1)	(2)	(1)
Net change in assets and liabilities:
Accounts receivable	(3)	108	(73)
Inventories	35	15	(20)
Accounts payable	44	(15)	(15)
Income taxes payable	(9)	(3)	15
Other assets, current and non-current	(21)	25	3
Other liabilities, current and non-current	(11)	11	9
Net cash provided by (used in) operating activities from continuing operations	116	174	(163)
Net cash provided by (used in) operating activities from discontinued operations	15	50	(10)
Net cash provided by (used in) operating activities	131	224	(173)
Cash flows used in investing activities
Capital expenditures	(108)	(47)	(41)
Proceeds from sale of assets, net	3	—	1
Net cash used in investing activities from continuing operations	(105)	(47)	(40)
Net cash used in investing activities from discontinued operations	(21)	(11)	(2)
Net cash used in investing activities	(126)	(58)	(42)
Cash flows (used in) provided by financing activities
Net short-term debt repayments	(7)	(24)	(4)
Borrowings of long-term debt	256	118	2,313
Repayments of long-term debt	(293)	(130)	(2,261)
Return of capital to parent	(13)	—	—
Proceeds from rights offering	—	—	300
Financing fees paid	—	(2)	(136)
Net cash used in (provided by) financing activities	(57)	(38)	212
Effect of exchange rates on cash and cash equivalents, including restricted cash	2	1	—
Change in cash and cash equivalents, including restricted cash	(50)	129	(3)
Cash, cash equivalents and restricted cash at beginning of period	254	125	128
Cash, cash equivalents and restricted cash at end of period	204	254	125
Supplemental disclosures of cash flow information
Cash paid for:
Interest, net	$103	$22	$71
Income taxes, net	16	10	10
Reorganization items, net	—	—	188

HEXION INC.
SCHEDULE 4: RECONCILIATION OF NET (LOSS) INCOME TO SEGMENT EBITDA (Unaudited)

	Three Months Ended December 31, 2020	Three Months Ended December 31, 2019
Reconciliation:
Net loss attributable to Hexion Inc.	$(35)	$(46)
Add: Net income attributable to noncontrolling interest	—	1
Less: Net income from discontinued operations	2	3
Net loss from continued operations	(37)	(48)
Income tax expense (benefit)	6	(4)
Interest expense, net	24	27
Depreciation and amortization	48	44
EBITDA	41	19
Adjustments to arrive at Segment EBITDA:
Business realignment costs (1)	12	11
Transaction costs (2)	2	6
Realized and unrealized foreign currency gains	(3)	(4)
Unrealized losses on pension and OPEB plan liabilities	4	5
Other non-cash items (3)	14	9
Other (4)	4	7
Total adjustments	33	34
Segment EBITDA	$74	$53

Segment EBITDA:
Adhesives	$58	$57
Coatings and Composites	36	16
Corporate and Other	(20)	(20)
Total	$74	$53
(1)Business realignment costs for the Successor and Predecessor periods below included:

	Three Months Ended December 31, 2020	Three Months Ended December 31, 2019
Severance costs	$2	$5
In-process facility rationalizations	1	3
Contractual costs from exited business	2	—
Business services implementation	4	—
Legacy environmental reserves	1	3
Other	2	—

(2)For the Successor three months ended December 31, 2019, transaction costs included certain professional fees related to strategic projects.

(3)Other non-cash items for the Successor and Predecessor periods presented below included:

	Three Months Ended December 31, 2020	Three Months Ended December 31, 2019
Fixed asset write-offs	$6	$5
Stock-based compensation costs	4	3
Long-term retention programs	2	(1)
Other	2	2

(4)Other for Successor and Predecessor periods presented below included:

	Three Months Ended December 31, 2020	Three Months Ended December 31, 2019
Legacy and other non-recurring items	$2	$2
IT outage costs, net	—	1
Financing fees and other	2	4

	Successor		Predecessor	Non-GAAP Combined
	Year Ended December 31, 2020	July 2, 2019 through December 31, 2019	January 1, 2019 through July 1, 2019	Year Ended December 31, 2019
Reconciliation:
Net (loss) income attributable to Hexion Inc.	$(230)	$(89)	$2,894	$2,805
Add: Net income attributable to noncontrolling interest	—	1	1	2
Less: Net (loss) income from discontinued operations	(69)	4	135	139
Net (loss) income from continued operations	$(161)	$(92)	$2,760	$2,668
Income tax expense (benefit)	14	(10)	201	191
Interest expense, net	100	55	89	144
Depreciation and amortization (1)	191	93	43	136
EBITDA	144	46	3,093	3,139
Adjustments to arrive at Segment EBITDA:
Asset impairments and write-downs	$16	$—	$—	$—
Business realignment costs (2)	69	22	14	36
Transaction costs (3)	6	11	26	37
Realized and unrealized foreign currency losses (gains)	—	4	(7)	(3)
Unrealized losses on pension and OPEB plan liabilities	4	5	—	5
Reorganization items, net (4)	—	—	(2,943)	(2,943)
Non-cash impact of inventory step-up(5)	—	27	(27)	—
Accelerated deferred revenue (6)	—	—	18	18
Other non-cash items (7)	43	10	9	19
Other (8)	12	14	18	32
Total adjustments	150	93	(2,892)	(2,799)
Segment EBITDA	$294	$139	$201	$340

Segment EBITDA:
Adhesives	$214	$116	$135	$251
Coatings and Composites	151	60	96	156
Corporate and Other	(71)	(37)	(30)	(67)
Total	$294	$139	$201	$340
(1)For the year ended December 31, 2020, accelerated depreciation of $2 has been included in “Depreciation and amortization.” There was no accelerated deprecation in either the Successor year ended December 31, 2019 or in the Predecessor period January 1, 2019 through July 1, 2019.
(2)Business realignment costs for the Successor and Predecessor periods below included:

	Successor		Predecessor	Non-GAAP Combined
	Year Ended December 31, 2020	July 2, 2019 through December 31, 2019	January 1, 2019 through July 1, 2019	Year Ended December 31, 2019
Severance costs	$16	$9	$8	$17
In-process facility rationalizations	11	5	3	8
Contractual costs from exited business	8	—	—	—
Business services implementation	22	—	—	—
Legacy environmental reserves	9	7	1	8
Other	3	1	2	3
(3)For the year ended December 31, 2020, transaction costs included certain professional fees related to strategic projects. For the Successor period from July 2, 2019 through December 31, 2019 and the Predecessor period from January 1, 2019 through July 1, 2019, transaction costs primarily included $6 and $23, respectively, of certain professional fees and other expenses related to the Company’s Chapter 11 proceedings.
(4)Represents incremental costs incurred directly as a result of the Company’s Chapter 11 proceedings after the date of filing, gains on settlement of liabilities under the Plan and the net impact of fresh start accounting adjustments. The amounts excludes the “Non-cash impact of inventory step-up” discussed below.
(5)    Represents $27 of non-cash expense related to the step up of finished goods inventory on July 1 as part of fresh start accounting that was expensed in the successor period upon the sale of the inventory.
(6)    For the Predecessor period from January 1, 2019 through July 1, 2019, $18 of deferred revenue was accelerated on July 1 as part of Fresh Start accounting.

(7)    Other non-cash items for the Successor and Predecessor periods presented below included:

	Successor		Predecessor	Non-GAAP Combined
	Year Ended December 31, 2020	July 2, 2019 through December 31, 2019	January 1, 2019 through July 1, 2019	Year Ended December 31, 2019
Fixed asset write-offs	$13	$6	$3	$9
Stock-based compensation costs	17	8	—	8
Long-term retention programs	9	(2)	5	3
One-time capitalized variance impact of inventory fresh start step-up	—	(4)	—	(4)
Other	4	2	1	3

(8)    Other for Successor and Predecessor periods presented below included:

	Successor		Predecessor	Non-GAAP Combined
	Year Ended December 31, 2020	July 2, 2019 through December 31, 2019	January 1, 2019 through July 1, 2019	Year Ended December 31, 2019
Legacy and other non-recurring items	$8	$7	$3	$10
IT outage (recoveries) costs, net	(4)	—	9	9
Financing fees and other	8	7	6	13

HEXION INC.
SCHEDULE 5: RECONCILIATION OF NET LOSS TO SEGMENT EBITDA BY QUARTER (Unaudited):

	Three Months Ended December 31, 2020	Three Months Ended September 30, 2020 (1)	Three Months Ended June 30, 2020	Three Months Ended March 31, 2020
Reconciliation:
Net loss attributable to Hexion Inc.	$(35)	$(94)	$(42)	$(59)
Add: Net income attributable to noncontrolling interest	—	—	—	—
Less: Net income (loss) from discontinued operations	2	(68)	(6)	3
Net loss from continuing operations	$(37)	$(26)	$(36)	$(62)
Income tax expense (benefit)	6	17	(12)	3
Interest expense, net	24	25	25	26
Depreciation and amortization (2)	48	47	47	49
EBITDA	$41	$63	$24	$16
Adjustments to arrive at Segment EBITDA:
Asset impairments	$—	$—	$—	$16
Business realignment costs (3)	12	19	18	20
Transaction costs (4)	2	1	1	2
Realized and unrealized foreign currency (gains) losses	(3)	(3)	—	6
Unrealized losses on pension and OPEB plan liabilities (5)	4	—	—	—
Other non-cash items (6)	14	6	12	11
Other (7)	4	5	1	2
Total adjustments	33	28	32	57
Segment EBITDA	$74	$91	$56	$73

Segment EBITDA:
Adhesives	$58	$58	$43	$55
Coatings and Composites	36	50	26	39
Corporate and Other	(20)	(17)	(13)	(21)
Total	$74	$91	$56	$73
(1)    "Net loss attributable to Hexion Inc." and "Net income (loss) for discontinued operations" for the three months ended September 30, 2020 have been revised to reflect the correction of an immaterial error.
(2)    For the three months ended June 30, 2020 and March 31, 2020, accelerated depreciation of less than $1 and $2, respectively, has been included in “Depreciation and amortization.”
(3)    Business realignment costs for the periods presented below included:

	Three Months Ended December 31, 2020	Three Months Ended September 30, 2020	Three Months Ended June 30, 2020	Three Months Ended March 31, 2020
Severance costs	$2	$4	$2	$8
In-process facility rationalizations	1	3	1	6
Contractual costs from exited business	2	2	4	—
Business services implementation	4	6	8	4
Legacy environmental reserves	1	4	2	2
Other	2	—	1	—
(4)    For the three months ended December 30, 2020, September 30, 2020, June 30, 2020 and March 31, 2020, transaction costs include certain professional fees related to strategic projects.

(5)    Represents non-cash losses resulting from pension and postretirement benefit plan liability remeasurements.
(6)     Other non-cash items for the periods presented below included:

	Three Months Ended December 31, 2020	Three Months Ended September 30, 2020	Three Months Ended June 30, 2020	Three Months Ended March 31, 2020
Fixed asset write-offs	$6	$—	$5	$2
Stock-based compensation costs	4	4	4	5
Long-term retention programs	2	1	3	3
Other	2	1	—	1
(7)    Other items for the periods presented below included:

	Three Months Ended December 31, 2020	Three Months Ended September 30, 2020	Three Months Ended June 30, 2020	Three Months Ended March 31, 2020
Legacy and other non-recurring items	$2	$2	$2	$2
IT outage recoveries, net	—	—	(3)	(1)
Financing fees and other	2	3	2	1

HEXION INC.
SCHEDULE 6: CALCULATION OF THE RATIO OF PROFORMA EBITDA TO FIXED CHARGES (Unaudited)

December 31, 2020
LTM Period
Net loss	$(222)
Net loss from discontinued operations	(61)
Net loss from continuing operations	$(161)
Income tax expense	14
Interest expense, net	100
Depreciation and amortization	191
EBITDA	144
Adjustments to arrive at Pro Forma EBITDA:
Asset impairments	16
Business realignment costs (1)	69
Realized and unrealized foreign currency gains	—
Unrealized losses on pension and postretirement benefits (2)	4
Transaction costs (3)	6
Other non-cash items (4)	43
Other (5)	16
Cost reduction programs savings (6)	6
Pro Forma EBITDA	$304
Pro forma fixed charges (7)	$84
Ratio of Pro Forma EBITDA to Fixed Charges (8)	3.62
(1)Primarily represents costs related to certain in-process cost reduction activities, including severance costs of $16, $11 related to certain in-process facility rationalizations, $8 of contractual costs for exited businesses, $9 for future environmental clean-up of closed facilities and one-time implementation and transition costs associated with the creation of a business services group within the Company of $22.
(2)Represents non-cash losses from pension and postretirement benefit plan liability remeasurements.
(3)Represents certain professional fees related to strategic projects.
(4)Primarily include expenses for retention programs of $9, fixed asset disposals of $13, and share-based compensation costs of $17.
(5)Primarily includes legacy and other non-recurring expenses of $8, financing fees and other expenses of $8 and business optimization expense of $4, offset by IT outage recoveries of $4.
(6)Represents pro forma impact of in-process cost reduction programs savings. Cost reduction program savings represent the unrealized headcount reduction savings and plant rationalization savings related to cost reduction programs and other unrealized savings associated with the Company’s business realignments activities, and represent our estimate of the unrealized savings from such initiatives that would have been realized had the related actions been completed at the beginning of the period presented. The savings are calculated based on actual costs of exiting headcount and elimination or reduction of site costs. We expect the savings to be realized within the next 12 months.
(7)Reflects pro forma interest expense based on interest rates at December 31, 2020 and expected 2021 debt pay downs.
(8)The Company’s ability to incur additional indebtedness, among other actions, is limited under our Senior Secured Term Loans and Senior Notes, unless the Company has a Pro Forma EBITDA to Fixed Charges ratio of at least 2.0 to 1.0.

HEXION INC.
SCHEDULE 7: FREE CASH FLOW BY QUARTER (Unaudited):

	Three Months Ended December 31, 2020	Three Months Ended September 30, 2020	Three Months Ended June 30, 2020	Three Months Ended March 31, 2020
Net cash provided by (used in) operating activities from continuing operations	$153	$(5)	$67	$(99)
Capital expenditures from continuing operations	(30)	(26)	(26)	(26)
Free Cash Flow from continuing operations (1)	123	(31)	41	(125)
(1)    Free cash flow is a liquidity measure used by the Company and is defined by the Company as net cash provided by (used in) operating activities, less capital expenditures on property, plant and equipment.

HEXION INC.
SCHEDULE 8: NET DEBT BY QUARTER (Unaudited):

	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Debt payable within one year	$82	$77	$76	$80
Long term debt	1,710	1,756	1,839	1,834
Total Debt (1)	$1,792	$1,833	$1,915	$1,914
Less: Cash and cash equivalents	(204)	(158)	(295)	(250)
Net Debt (2)	$1,588	$1,675	$1,620	$1,664
(1)    Total debt represents the sum of "Debt payable within one year" and "Long-term debt" on the Condensed Consolidated Balance Sheets. Certain components of total debt are denominated in foreign currencies.
(2)    Net debt represents "Total Debt" as defined above less "Cash and cash equivalents" on the Condensed Consolidated Balance Sheets.

HEXION INC.
SCHEDULE 9: ASSETS AND LIABILITIES FROM DISCONTINUED OPERATIONS (Unaudited):

	December 31, 2020	December 31, 2019
Carrying amounts of major classes of assets held for sale:
Accounts receivable	$66	$49
Finished and in-process goods	18	21
Raw materials and supplies	17	18
Other current assets	12	11
Total current assets	113	99
Investment in unconsolidated entities	5	3
Deferred tax assets	2	—
Other long-term assets	7	11
Property, plant and equipment, net	310	297
Operating lease assets	13	12
Goodwill	14	14
Other intangible assets, net	61	63
Discontinued operations impairment	(75)	—
Total long-term assets	337	400
Total assets held for sale	$450	$499

Carrying amounts of major classes of liabilities held for sale:
Accounts payable	$52	$52
Income taxes payable	1	—
Accrued payroll	3	5
Current portion of operating lease liabilities	2	2
Other current liabilities	9	10
Total current liabilities	67	69
Long-term pension and post employment benefit obligations	36	29
Deferred income taxes	22	15
Operating lease liabilities	5	4
Other long-term liabilities	8	8
Total long-term liabilities	71	56
Total liabilities held for sale	$138	$125

HEXION INC.
SCHEDULE 10: FINANCIAL RESULTS FROM DISCONTINUED OPERATIONS (Unaudited):

	Successor		Predecessor	Successor		Predecessor
	Three Months Ended December 31, 2020	Three Months Ended December 31, 2019	July 1, 2019	Twelve Months Ended December 31, 2020	July 2, 2019 through December 31, 2019	January 1, 2019 through July 1, 2019

Major line items constituting pretax income of discontinued operations:
Net sales	$133	$137	$—	$493	$286	$309
Cost of sales (exclusive of depreciation and amortization)	111	115	—	412	245	263
Selling, general and administrative expense	9	7	—	42	15	17
Depreciation and amortization	—	10	—	26	17	9
Asset impairments	8	—	—	75	—	—
Business realignment costs	2	1	—	3	2	1
Other operating expense (income), net	—	—	—	—	1	(1)
Operating income (loss)	3	4	—	(65)	6	20
Reorganization items, net	—	—	(135)	—	—	(135)
Other non-operating expense, net	4	1	—	5	1	—
(Loss) income from discontinued operations before income tax, earnings from unconsolidated entities	(1)	3	135	(70)	5	155
Income tax (benefit) expense	(2)	—	16	1	1	21
Income (loss) from discontinued operations, net of tax	$1	$3	$119	$(71)	$4	$134
Earnings from unconsolidated entities, net of tax	1	—	—	2	—	1
Net income (loss) attributable to discontinued operations	$2	$3	$119	$(69)	$4	$135